[Letterhead of CapMac Holdings Inc.]

                                                                   April 7, 1997

Dear Stockholder:

          We are pleased to invite you to attend the Annual Stockholders Meeting of CapMAC Holdings Inc., which will be held on Wednesday, May 7, 1997 at 9:00 a.m. at the Business Conference Center at 780 Third Avenue, New York, New York.

          The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement contain the matters to be considered and acted upon. You are urged to read these materials carefully.

          In addition to the specific matters to be acted upon, there will be a brief report on the operations of the Company and its strategy as well as an opportunity for stockholders to ask the senior management of the Company questions of general interest.

          We hope that you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. Accordingly, we urge you to mark, sign, date and return the enclosed proxy in the envelope provided. You may, of course, withdraw your proxy if you attend the meeting and choose to vote in person.

                                           Very truly yours,


                                           /s/ John B. Caouette
                                           -----------------------------------
                                           John B. Caouette
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                              CapMAC Holdings Inc.

                    Notice of Annual Meeting of Stockholders

                        Wednesday, May 7, 1997 9:00 a.m.

To the Stockholders of CapMAC Holdings Inc.:

          The Annual Meeting of Stockholders (the "Annual Meeting") of CapMAC Holdings Inc. (the "Company") will be held on Wednesday, May 7, 1997 at 9:00 a.m. at the Business Conference Center at 780 Third Avenue, New York, New York for the purpose of considering and voting upon:

               1. The election of five directors for three year terms;

               2. The ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the Company for 1997;

               3. The approval of certain amendments to the CapMAC Holdings Inc. 1995 Omnibus Stock Incentive Plan, including an amendment to increase the number of shares of Common Stock, par value $.01 per share, reserved for grants thereunder; and

               4. The transaction of such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

          The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 12, 1997.

                                      By Order of the Board of Directors,


                                      /s/ Ram D. Wertheim
                                      -------------------------------
                                      Ram D. Wertheim
                                      Secretary

885 Third Avenue
New York, New York  10022
April 7, 1997

                              CapMAC Holdings Inc.
                                 Proxy Statement
                         Annual Meeting of Stockholders
                                   May 7, 1997

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of CapMAC Holdings Inc. (the "Company" or "Holdings") of proxies for the Annual Meeting of Stockholders to be held on Wednesday, May 7, 1997, and any adjournment thereof (the "1997 Annual Meeting"). This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are first being sent to stockholders on or about April 7, 1997.

         Only stockholders of record at the close of business on March 12, 1997 (the "Record Date") are entitled to receive notice of and to vote at the 1997 Annual Meeting. As of the Record Date, the Company had outstanding 16,534,560 shares of common stock, par value $0.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote.

         The presence, in person or by proxy, of a majority of the aggregate number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum at the 1997 Annual Meeting. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present for the transaction of business at the 1997 Annual Meeting.

         The shares represented by all valid proxies received will be voted as specified on the proxies. Where specific choices are not indicated, the shares represented by such proxies will be voted as recommended by the Board as follows: (1) For the election of all nominees for director, (2) For ratification of the selection of independent auditors for 1997, and (3) For approval of amendments to the Company's 1995 Omnibus Stock Incentive Plan, including the reservation of additional shares of stock for grants of stock option awards thereunder.

         Proxies are revocable at any time prior to exercise by written notice to the Secretary of the Company, by execution and delivery of a subsequently dated proxy or upon request if the stockholder is present at the 1997 Annual Meeting and chooses to vote in person. However, the mere presence of a stockholder at the annual meeting will not constitute the revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the 1997 Annual Meeting.

         Management of the Company knows of no matters other than the matters described herein to be brought before the 1997 Annual Meeting. If any other business should properly come before the 1997 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         As of the date hereof, the Board consists of 18 persons. However, it is anticipated that Stephen L. Green, Charles P. Durkin and James H. Laird will each resign at or prior to the 1997 Annual Meeting, and that the Board size will be reduced to 15 persons. Each of the these directors has held a seat on the board since 1992 in connection with investments in the Company by the venture capital funds with which they have been affiliated, and as each fund has reduced its investment in the Company since the Company's initial public offering in December, 1995 (the "IPO"), these individuals have decided not to continue to serve as directors. The Board gratefully acknowledges and thanks each of them for their contributions to the Company.

         The Certificate of Incorporation of the Company requires that the Board be divided into three substantially equal classes, with each class serving staggered terms of three years. Because the resignation of Messrs. Durkin and Laird would cause there to be only four directors serving terms expiring in 1998 while there would be six directors serving terms expiring in 1999, Mr. Caouette, currently serving a term expiring in 1999, will resign from his current position on the Board prior to the 1997 Annual Meeting and is expected to be reappointed by the Board to fill one of the vacancies for a term expiring in 1998. After giving effect to each of the resignations described above, the appointment of Mr. Caouette to a term expiring in 1998, and the election of new directors at the 1997 Annual Meeting, there will be three classes of five directors each, with terms expiring at the annual meetings held in 1998, 1999 and 2000, respectively.

                  Directors are elected by the affirmative vote of the holders of a majority of the aggregate number of shares of Common Stock outstanding, present in person or represented by proxy, and entitled to vote thereon at the 1997 Annual Meeting when a quorum is present. Each of the nominees for director is presently a director of the Company. Each has consented to being named a nominee in this Proxy Statement and has agreed to serve as director if elected at the 1997 Annual Meeting. In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if such other persons are designated by the Board. The Board has no reason to believe that any of the nominees will be unavailable for election.

         Set forth below for each of the nominees being presented for consideration by the stockholders and each incumbent director continuing in office after the 1997 Annual Meeting are their names, the year they were appointed a director of the Company and, if applicable, the year they were appointed a director of the Company's insurance subsidiary, Capital Markets Assurance Corporation ("CapMAC"), their principal occupations over the last five years, their current positions with the Company and certain other directorships held by them. In anticipation of the resignation of Mr. Caouette from his current seat on the board and his reappointment to a term expiring in 1998, his biographical information has been included under "Directors Continuing in Office until 1998." The number of shares of the Company's stock beneficially owned by each current director and each nominee is set forth under "Ownership of the Company" below.

         The Board recommends a vote FOR the election of all nominees for director.

                              Nominees for Director

Nominees for Directors for Three Year Terms Expiring in 2000

George M. Jenkins        Mr. Jenkins has served as a director of Holdings and
    Age 45               CapMAC since June 1992. Mr. Jenkins is a General
                         Partner of Patricof & Co. managed funds and is a Vice
                         President of Patricof & Co., Ventures, Inc., which provides management services for private equity investment partnerships. He joined this venture capital firm in 1987.

Robert Model             Mr. Model has served as a director of Holdings and
    Age 54               CapMAC since June 1992. Mr. Model is a private investor
                         with interests in a number of partnerships and businesses. Mr. Model is also the founder and President of Mooncrest Ranch and Rocking M Ranch, diversified agricultural operations located in Wyoming. Messrs.
                         Elliman and Model are first cousins.

Doren W. Russler         Mr. Russler has served as a director of Holdings since
   Age 68                December 1995 and of CapMAC since June 1992. Mr.
                         Russler is the retired Senior Vice President, Finance and Administration, and Chief Financial Officer of NCR
                         Corporation. Mr. Russler serves as a trustee for the AAL Mutual Funds, as a director of the AAL Variable
                         Product Series Fund, Inc., and as a member of the advisory boards of Saratoga Partners II, L.P. and Saratoga Partners III, L.P.

John T. Shea             Mr. Shea has served as a director of Holdings and
   Age 47                CapMAC since 1992. Mr. Shea is responsible for merchant
                         banking and direct equity investments at Saif Advisors, Inc. which he joined in 1991.

Richard C. Yancey        Mr. Yancey has served as a director of Holdings since
   Age 70                July 1993 and as a director of CapMAC since October
                         1996. From 1952 to 1992, Mr. Yancey held a variety of positions with Dillon, Read & Co. Inc. ("Dillon Read"), including Vice President, Managing Director, Director and Senior Advisor. Mr.Yancey serves on the Board of Directors of The Score Board, Inc. and Composite Funds
                         Group.

Directors Continuing in Office until 1998

John B. Caouette         Mr. Caouette is Chairman of the Boards of Directors and
   Age 52                President and Chief Executive Officer of Holdings and
                         CapMAC. He has been President and Chief Executive
                         Officer since the Company and CapMAC were established in 1987. He has been a director of CapMAC since 1987 and of Holdings since 1991. He was named Chairman of CapMAC and Holdings in 1992. From 1982 to 1986, Mr.
                         Caouette was Senior Vice President and General Manager of the Foreign Exchange and Money Market Division of the Continental Grain Company. From 1970 through 1982,
                         Mr. Caouette held a variety of positions at Citicorp, including Vice President and General Manager in the Swaps and Eurosecurities Department from 1979 to 1982 and Executive Director of the Asia Pacific Capital
                         Corporation (a joint venture of Citibank and Fuji Bank) in Hong Kong from 1974 through 1979.

Todd G. Cole             Mr. Cole has served as a director of Holdings and
   Age 76                CapMAC since June 1992. He is the retired Chairman of
                         CIT Financial Corporation. Mr. Cole served as Managing
                         Director of Simat, Helliesen & Eichner, Inc., an international aviation consulting firm, from 1992 to 1996. Mr.Cole currently serves as a director of Delta
                         Life Corporation, Kaiser Ventures, Inc., DR Structured
                         Finance Corp., Hawaiian Airlines, Inc., Arrow Air,
                         Inc., and NAC Re Corporation.

David D. Elliman         Mr. Elliman has served as a director of Holdings since
   Age 46                July 1995. Mr. Elliman is a founding principal of the
                         Elmrock Group of companies which include Elmrock
                         Capital Inc., Elmrock Partners and Stillrock
                         Management, Inc., a registered investment advisor. Mr.
                         Elliman is the Chief Investment Officer of the Elmrock
                         Group and is responsible for the asset portfolios of the constituent companies. In addition, Mr. Elliman serves as a director of Applied Signal Technology, Inc.
                         Messrs. Elliman and Model are first cousins.

Leif H. Olsen            Mr. Olsen has served as a director of Holdings since
   Age 71                December 1995 and of CapMAC since May 1994. Mr. Olsen
                         is President of Leif H. Olsen Investments, Inc., an economic consulting and investment management firm in New Canaan, Connecticut. He is a director of the Interpublic Group of Companies, Incorporated, a trustee of the Atlantic Mutual Insurance Company and a director of Lafayette American Bank.

Homer McK. Rees          Mr. Rees has served as a director of Holdings since
   Age 66                December 1995 and of CapMAC since January 1993. Mr.
                         Rees is the retired Chairman and Chief Executive
                         Officer of Prudential Capital Corporation, an investment subsidiary of The Prudential Insurance
                         Company of America. Mr. Rees is a director of Meridian
                         Point Realty Trust VIII, a publicly-held REIT headquartered in San Francisco.

Directors Continuing in Office Until 1999

Bryan A. Bowers          Mr. Bowers has served as a director of Holdings since
   Age 44                April 1996. He was elected a director of CapMAC in
                         October, 1996. Mr. Bowers is currently a Managing
                         Director with Centre Trading Holdings Limited, a wholly owned indirect subsidiary of The Zurich Insurance
                         Company. From 1990 to 1994, Mr. Bowers was self-employed and from 1988 to 1990, he was a Vice
                         President with PaineWebber Inc. Mr. Bowers was nominated for election to the Board in accordance with the terms of the Subscription Agreement between the Company and Centre Reinsurance Limited. See "Certain
                         Relationships and Related Transactions."

Michael J. Horgan        Mr. Horgan has served as a director of Holdings since
   Age 66                December 1995 and of CapMAC since July 1993. Mr. Horgan
                         retired from Citibank in 1997, where he had been employed since 1954 and was Chairman of the Credit
                         Policy Committee of Citicorp and Citibank, N.A.

Dr. Rosita Leong, M.D.   Dr. Leong has served as a director of Holdings and
   Age 56                CapMAC since June 1992. Dr. Leong graduated with a
                         degree in medicine from the University of Santo Tomas in 1963. She specialized in pathology and later became
                         Chief of Pathology at the Metropolitan Hospital in Manila until 1973. Since 1973, Dr. Leong has been a private investor.

Arthur S. Penn           Mr. Penn has served as a director of Holdings since
   Age 61                July 1993 and CapMAC since March 1995. Mr. Penn is
                         President of Elmrock Capital Inc. and a General Partner of Elmrock Partners, which are part of the Elmrock
                         Group, providing equity capital for leveraged asset purchases. He is President and one of the founders of Stillrock Management, Inc., a registered investment advisor.

Akira Seko               Mr. Seko has served as a director of Holdings and
   Age 52                CapMAC since April 1996, when he was appointed by the
                         Board to fill the position vacated by the resignation of Koichiro Muta. Mr. Seko was appointed Chief
                         Executive Officer and President of ORIX USA Corporation
                         (equipment leasing, asset based lending and general corporate financing) in April 1996. From 1994 to April
                         1996, Mr. Seko was President and Chief Executive
                         Officer of ORIX Real Estate Equities, Inc., based in
                         Chicago, and from 1991 to 1994 he was General Manager of the Overseas Credit Department of ORIX Corporation.
                         From 1970 to 1991, Mr. Seko served in various capacities for ORIX Corporation and various of its subsidiaries. The ORIX Corporation is a Japanese leasing company. Mr. Seko's nomination for election as a director was designated by ORIX USA Corporation under the terms of the Subscription Agreement between Holdings and ORIX USA Corporation. See "Certain
                         Relationships and Related Transactions."

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

         Only directors of the Company who are neither employees of the Company nor are currently affiliated with an entity which either had or has the power to designate a director pursuant to the terms of a Stockholders' Agreement (the "Stockholders' Agreement), to which all Stockholders prior to the the IPO were a party, receive compensation for their services as director. These directors (Messrs. Cole, Horgan, Rees, Russler, Olsen and Yancey) each receive $10,000 per year and $500 per Board meeting attended. Each also receives $4,000 per year for service on each committee of the Board on which such director serves. All directors are entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with Board and Board committee meetings.

         During the year ended December 31, 1996, the Board had five regularly scheduled meetings and no special meetings. All directors, with the exception of Mr. Horgan, attended at least 75% of the meetings of the Board and the committees of which they were members.

Committees

         The Audit Committee is composed entirely of directors who are not employees of the Company or any of its subsidiaries. The Audit Committee makes recommendations to the Board regarding the independent auditors to be nominated for election by the shareholders, reviews the independence of such auditors, approves the scope and results of the annual audit activities, reviews the adequacy of internal accounting and auditing procedures and directs and supervises any special audit inquiries. The current members of the Audit Committee are Messrs. Russler (Chairman), Horgan and Jenkins. Mr. Horgan replaced Mr. Laird, who resigned from the audit committee effective October 23, 1996. The Audit Committee met five times in 1996.

         The Compensation Committee reviews and approves the compensation and employee benefit programs of the Company and its subsidiaries, including the terms and conditions (including price and vesting) of awards under the stock option plans of the Company and the payment of annual bonuses. The current members of the compensation committee are Messrs. Jenkins, Laird (Chairman), Horgan, Green and Russler. Mr. Laird will no longer be the Chairman of the Compensation Committee effective the date on which his resignation from the Board, which is anticipated, becomes effective. No replacement has yet been designated. There were two meetings of the Compensation Committee in 1996.

         The Executive Committee consists of Messrs. Caouette (Chairman), Cole, Laird and Penn. The Executive Committee has the power to exercise all authority of the Board of Directors in the management and affairs of Holdings when the Board is not in session, subject to certain restrictions. Mr. Laird will no longer be a member of Executive Committee effective the date on which his resignation from the Board, which is anticipated, becomes effective. The Board may, but is not obligated to, appoint a successor. There were no meetings of the Executive Committee in 1996.

         Effective April 17, 1996, the Board established the New Business Committee for the purpose of reviewing and, if appropriate, approving new business ventures of the Company which require equity investments above a threshold amount to be determined from time to time by the Board. The members of the New Business Committee currently consist of Messrs. Caouette (Chairman), Elliman, Green, Horgan, and Jenkins. Mr. Green will no longer be a member of the New Business Committee as of the date on which his resignation from the Board, which is expected, becomes effective. The New Business Committee met three times in 1996.

         At the Board meeting held on January 29, 1997, a Governance Committee was established to establish criteria for the membership on the Board, make recommendations with respect to the appropriate size of the Board, review the performance of the Board and of individual directors, and to consider, nominate and recommend to stockholders of the Company particular directors for membership on the Board. The members of the Governance Committee currently are Messrs. Caouette, Cole and Laird. Mr. Laird will no longer be a member upon his resignation from the Board.

         A stockholder may nominate a person for election as a director by complying with Section 2.7 of the Company's By-laws, which provides that advance notice of the nomination must be delivered to the Company, which notice must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. A copy of such By-law provision may be obtained upon written request directed to the Secretary of the Company.

                            OWNERSHIP OF THE COMPANY

         The following table shows the number of shares of Common Stock and the percent of outstanding Common Stock beneficially owned as of March 1, 1997, within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on a fully diluted basis (assuming that all warrants and options for Common Stock outstanding are exchanged for an equal number of shares of Common Stock), by current directors, nominees for director, executive officers named in the Summary Compensation Table, officers and directors considered as a group, and to the extent known by the Company, holders of 5% or more of the Common Stock. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Shares beneficially owned by executive officers include shares of Common Stock and restricted stock owned directly or through trusts, shares allocated under the Employee Stock Ownership Plan ("ESOP") and all outstanding options which are currently exercisable or are exercisable within 60 days. For 5% shareholders and directors, shares owned beneficially include both shares owned directly and shares which may be obtained upon the exercise of certain warrants (the "Warrants").

                                                          Shares of Common Stock
                                                            Beneficially Owned
                                                            ------------------
    5% Shareholders, Directors, Named Executive Officers                Percent
      and Directors and Executive Officers as a Group         Number    of Class
      -----------------------------------------------         ------    --------
Dillon, Read & Co., Inc (1)
535 Madison Avenue
New York, NY  10022 .....................................    1,995,186     9.94%

Saratoga Partners II, L.P. (2)
535 Madison Avenue
New York, NY  10022 .....................................    1,673,442     8.34%

Allstate Insurance Company (3)
c/o Development Division
Allstate Plaza South 65D
Northbrook, IL  60062 ...................................      920,679     4.59%

A I M Management Group Inc. (4)
 11 Greenway Plaza
 Houston, TX  77046 .....................................    1,343,100     6.69%

John B. Caouette (5) ....................................    376,166.67    1.87%

C. Thomas Meyers (5) ....................................    132,634.27      *

Maryam H. Muessel (5) ...................................    51,494.38       *

Paul V. Palmer (5) ......................................    292,660.87    1.46%

Ruth M. Whaley (5) ......................................    28,139.98       *

Bryan A. Bowers (6) .....................................      500,000     2.49%

Todd G. Cole ............................................        2,000       *

Charles P. Durkin, Jr. (7) ..............................       13,812       *

David D. Elliman (8) ....................................      212,990       *

Stephen L. Green ........................................         --       --

Michael J. Horgan .......................................         --       --

George Merritt Jenkins (9) ..............................        6,207       *

James H. Laird (10) .....................................        2,763       *

Dr. Rosita Leong, M.D ...................................         --       --

Robert Model (11) .......................................      239,969     1.20%

Akira Seko (12) .........................................      500,001     2.49%

Leif Olsen ..............................................         --       --

Arthur S. Penn (13) .....................................      208,576     1.04%

Homer McK. Rees .........................................        1,263       *

Doren W. Russler ........................................         --       --

John T. Shea (14) .......................................      391,826     1.95%

Richard Yancey ..........................................      1,460.5       *

Directors and Executive Officers
  as a group (29 persons) ...............................  3,393,866.93   16.92%

----------

* Less than one percent

(1) The number of shares owned is based on the Form 4 report for February, 1997 filed by Dillon, Read & Co. Inc. with the Securities and Exchange Commission (the "SEC"). Such number includes the shares held by Saratoga Partners II, L.P., shares held by certain other investment partnerships managed by Dillon Read and shares held by individuals for whom Dillon Read serves as attorney-in fact, including Messrs. Durkin, Laird and Yancey. Such number also includes 760,542 shares that would be received upon exercise of Warrants.

(2) The number of shares owned is based on the Form 4 report for February, 1997 filed on behalf of Saratoga Partners II, L.P. with the SEC and includes 638,973 shares that would be received upon exercise of Warrants.

(3)    The number of shares owned is based upon information set forth in the
       Schedule 13G report of A I M Management Group Inc. filed with the SEC with respect to its beneficial ownership as of December 31, 1996. Such
       Schedule 13G report states that A I M Management Group Inc. has shared voting power and shared dispositive power with respect to all of the shares owned by it.

(4)    The number of shares owned is based upon information set forth in the
       Schedule 13G report of The Allstate Corporation filed with the SEC with respect to its beneficial ownership as of December 31, 1996. Such
       Schedule 13G report states that Allstate Insurance Company has sole voting and sole dispositive power with respect to all of the shares owned by it. Includes 170,679 shares that would be received upon exercise of Warrants.

(5) The number of shares for each executive officer includes (i) the number of shares of Common Stock owned directly by such executive officers; (ii) the following shares of restricted stock which were granted to such executive officers upon the consummation of the IPO in exchange for such officers agreeing to convert restricted stock units previously held by such officers into cash and defer the receipt of cash due from such conversion: John B. Caouette--37,807, C. Thomas Meyers--21,045, Paul V. Palmer--13,800, Maryam H. Muessel--0 and Ruth M. Whaley--0; and (iii) the following shares which may be acquired upon the exercise of stock options which were exercisable as of March 1, 1997: John B. Caouette--312,069.5, Paul V. Palmer--251,759, C. Thomas Meyers--96,283.5, Maryam H. Muessel--43,717.5, and Ruth M. Whaley--22,842.5. The number of shares also includes the number of shares of Common Stock owned indirectly by such executive officers through the Company's ESOP through December 31, 1996.

(6) Consists of 500,000 shares owned by Centre Reinsurance Limited. By virtue of Mr. Bowers' position as a Managing Director of Centre Trading Holdings Limited, he may be deemed to share voting and investment power with respect to such shares.

(7) Excludes shares held by entities for which Dillon Read or affiliated entities serve as investment manager and shares held by individuals for whom Dillon Read serves as attorney-in-fact. Mr. Durkin is a Managing Director of Dillon Read. Includes 2,562 shares that would be received upon exercise of Warrants.

(8) Includes 155,992 shares held by the R.J. Mod Limited Partnership, of which Mr. Elliman is a general partner; and 26,998 shares held by the Faith Rockefeller Model Trust, for which Mr. Elliman is co-trustee. Mr. Elliman may be deemed to share voting and investment power with respect to such shares.

(9) Consists of 2,608 shares held by CIN Ventures Nominee Ltd., a U.K. company which is managed by Patricof & Co. Ventures, Inc., of which Mr. Jenkins is a Vice President, and 3,599 shares which are held in trust for the benefit of the children of Mr. Jenkins.

(10)   Includes 513 shares that would be received upon exercise of Warrants.

(11) Includes 155,992 shares held by R.J. Mod Limited Partnership, of which Mr. Model is a General Partner; and 26,998 shares held by the Faith Rockefeller Model Trust, for which Mr. Model is co-trustee. By virtue of these positions, Mr. Model may be deemed to share voting and investment power with respect to such shares.

(12) Consists of shares held by ORIX USA Corporation, of which Mr. Seko serves as President, Chief Executive Officer and as a director. By virtue of these positions, Mr. Seko may be deemed to share voting and investment power with respect to such shares. Mr. Seko disclaims beneficial ownership.

(13) Includes 155,992 shares held by R.J. Mod Limited Partnership, of which Mr. Penn is a General Partner and 9,978 shares held by the Arthur & Marilyn Penn Trust, for which Mr. Penn is a trustee. Mr. Penn may be deemed to share voting and investment power with respect to such shares.

(14) Includes 427.5 shares and 170,788.5 shares that would be received upon exercise of Warrants held by Mr. Shea and MSW Limited, respectively, 908 shares held by Mr. Shea and 219,702 shares held by MSW Limited. Mr. Shea may be deemed to share voting and investment power with respect to shares beneficially owned by MSW Limited.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to the surviving provisions of the Stockholders' Agreement, the holders of shares of Common Stock issued before consummation of the IPO, and Centre Reinsurance Limited ("Centre Re") are entitled to certain rights with respect to the registration of such shares under the Securities Act. The Stockholders' Agreement provides that if the Company proposes to register its Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration statement on Form S-8 or any similar form, such stockholders have the "piggy-back" right to request the Company to include in such registration statement shares of Common Stock (including Common Stock issued upon conversion or exercise of warrants or options) held by such stockholders or permitted transferees.

         The Stockholders' Agreement also provides that in the event any stockholder (the "Proposed Transferor") subject to the Stockholders' Agreement proposes to transfer (other than transfers to affiliates or through a registered public offering or under Rule 144 under the Securities Act) shares of Common Stock constituting more than five percent of the outstanding shares of Common Stock of the Company to a person (the "Proposed Purchaser"), each other stockholder subject to the Stockholders' Agreement has the right to require such Proposed Purchaser to purchase a specified number of shares from such stockholder with a corresponding reduction in the number of shares to be purchased from the Proposed Transferor. These rights shall terminate on December 19, 1998 (three years after the closing date of the IPO).

         Dillon Read & Co. Inc. ("Dillon Read") was a managing underwriter in the secondary stock offering of the Company's Common Stock by certain shareholders in July, 1996. All of the proceeds of the secondary offering (net of the underwriting discounts and commissions) were received by the selling shareholders. The Company did not pay any of the underwriting fees and commissions but did pay certain legal expenses of the selling shareholders incurred in connection with the offering.

         Mr. Durkin is an officer of Dillon Read and Messrs. Laird and Yancey are former officers of Dillon Read.

         Contemporaneously with the closing of the IPO, the Company sold 500,000 unregistered shares of Common Stock to Centre Re, a wholly owned indirect subsidiary of The Zurich Insurance Company. Centre Re is a Bermuda based reinsurance company, which, together with its affiliates, provides finite risk reinsurance products, insurance and reinsurance derivative products, traditional reinsurance products, and other insurance and financial services. Pursuant to its agreement with the Company, for so long as Centre Re maintains a certain level of investment in the Company, Centre Re has the right to designate one nominee to the Board. Mr. Bowers is the nominee of Centre Re.

         In July 1995, ORIX USA Corporation ("ORIX") acquired 500,001 shares of Common Stock of the Company. ORIX is a subsidiary of the ORIX Corporation, a Japanese leasing company with consolidated assets in 1995 in excess of $49 billion. Pursuant to its agreement with the Company, for so long as ORIX maintains a certain level of investment in the Company, ORIX has the right to designate one nominee to the Board and to the board of directors of CapMAC. Mr. Seko is the nominee of ORIX. The agreement also provides, at the request of ORIX, for the training in the monoline financial guarantee business by CapMAC of up to two ORIX employees at any given time until the year 2005 (subject to extension as agreed upon by Holdings).

         In connection with ORIX's subscription for shares of Common Stock of Holdings, an affiliate of ORIX was granted the right to purchase, for an aggregate sum of $10,000,000, a sufficient amount of shares or other ownership interests in the Company's affiliate, CapMAC Asia Ltd. ("CapMAC Asia") to provide such affiliate with at least 20% economic interest in CapMAC Asia. Such affiliate of ORIX has purchased preference shares of CapMAC Asia for an aggregate price of $6.8 million and has committed to subscribe for additional preference shares of CapMAC Asia, at an aggregate price of $3.2 million, which collectively represents 20% of the total aggregate capitalization of CapMAC Asia.

         The Company, through its subsidiary CapMAC Financial Services, Inc. ("CFS"), has adopted an Executive Loan Program (the "Loan Program") pursuant to which officers of the Company who hold Company stock or options are eligible to borrow from the Company one or more loans (each a "Loan"). The purpose of the Loan Program is to provide liquidity for the special needs of senior officers and alleviate the need to sell Company stock or exercise stock options held by such senior officers. Loans outstanding to any one person may not exceed $250,000, except that Loans outstanding to the Chief Executive Officer may not exceed $500,000. Each Loan must be approved by the Chief Executive Officer of the Company; an aggregate loan limit of $500,000 to the Chief Executive Officer has been approved by the Compensation Committee. Currently, the aggregate limit of all Loans outstanding at any one date under the Loan Program is $2,000,000.

         The term of each Loan is at least one year but not more than five years, as specified by the senior officer entering into such Loan. Interest is payable annually concurrently with the payment of annual bonuses to employees of the Company and, if no such bonuses are paid in any year, then on the last business day of such year. The rate of interest is a fixed rate equal to the greater of (i) the rate at which the Company could have invested its funds in a taxable fixed income investment having a term equivalent to the term of the related loan and meeting its investment guidelines and (ii) the Applicable Federal Rate (i.e., the rate the Company needs to charge in accordance with the guidelines established by the Internal Revenue Service to avoid the need to report the payment of any imputed income to the borrower in respect of the related Loan), in each case, such rate being determined in good faith by the Company. The principal amount of any Loan becomes payable in full on the earlier of (i) the maturity date of such Loan, (ii) the date of the borrower's termination of employment for reasons other than death or disability and (iii) 90 days after the date of the borrower's termination of employment due to death or disability. "Termination of employment" means any termination of employment, whether voluntary or involuntary and with or without cause, including death or permanent disability.

         Any borrower under the Loan Program must sign a promissory note, pledge such borrower's Company Common Stock to secure repayment of the Loan, and agree to apply the proceeds of any sale of his or her Company Common Stock to the repayment of any outstanding Loans of such borrower. Loans may be prepaid at any time.

         As of March 31, 1997, John B. Caouette, President and Chief Executive Officer, has borrowed $500,000 under the Loan Program at an interest rate of 6.75% , with a term of five years; Ram Wertheim, Managing Director and General Counsel, has borrowed $250,000 at an interest rate of 6.95%, with a term of five years; and Paul Palmer, Managing Director and Chief Financial Officer, has borrowed $160,000 at an interest rate of 6.95%, with a term of five years and $85,000 at an interest rate of 6.90% with a term of five years. The interest rate on each Loan is based upon the rate the Company could have invested its funds on the date such loan was made, which was April 24, 1996, with respect to Mr. Caouette's Loan; May 13, 1996 with respect to Mr. Wertheim's Loan; and May 13, 1996 and January 13, 1997, respectively, with respect to Mr. Palmer's Loans.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

         The following sets forth a summary of all compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") of the Company and its subsidiaries (including CapMAC) for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1996, 1995 and 1994.

                           Summary Compensation Table

                                                                     Long-Term
                                         Annual Compensation       Compensation (3)
                                         -------------------       ----------------
                                                                             Options/
Name and                                                        Restricted    SAR's
Principal Position                                              Stock         (# of     All Other
                                  Year    Salary      Bonus     Awards (2)    shares)   Compensation(4)
                                  ----    ------      -----     ----------    -------   ---------------
John B. Caouette ...............  1996   $400,000    $550,000    $     0     114,000          $148,192
President and Chief               1995    330,000     500,000     37,808           0           123,335
Executive Officer                 1994    300,000     330,000          0           0            82,411
Paul V. Palmer .................  1996   $200,000    $275,000    $     0      41,000           $72,595
Managing Director and Chief       1995    180,000     200,000     13,800           0           55, 478
Financial Officer                 1994    165,000     160,000          0           0            40,365
C. Thomas Meyers ...............  1996   $200,000    $275,000    $     0      41,000           $73,105
Managing Director                 1995    180,000     200,000     21,045           0            55,988
                                  1994    165,000     160,000          0           0            40,481
Maryam H. Muessel ..............  1996   $200,000    $275,000    $     0      40,000           $70,464
Managing Director (1)
Ruth M. Whaley .................  1996   $200,000    $275,000    $     0      41,000           $72,118
Managing Director and Chief
Underwriting Officer (1)

--------------------------------------------------------------------------------

(1) Ms. Muessel and Ms. Whaley each became an executive officer of the Company during 1996.

(2) Effective with the date of the IPO, Messrs. Caouette, Palmer and Meyers each received restricted stock with a taxable value of $1 per share. The restricted stock vested immediately upon grant, but is limited as to its transferability within the first two years after the date of grant. Additionally, when any of them wishes to sell such restricted stock, the Company has the right of first refusal to purchase the restricted stock from such officer at the then current fair market value less $19 (the amount determined by subtracting $1 from the IPO price of $20). Accordingly, the table above reflects the value per share of the restricted stock on the date of grant ($20) less the price ($19) at which the Company could have repurchased such restricted stock upon transfer at such date, multiplied by the number of shares granted to the individual. The holders of the restricted stock are entitled to receive the same amount of dividends per share as holders of Common Stock which is not restricted stock. As of the fiscal year ended December 31, 1996, the values of the restricted stock held by the each of Messrs.

         Caouette, Palmer and Meyers were as follows: John B. Caouette--$534,031; Paul V. Palmer--$194,925; and C. Thomas Meyers--$297,261. The fiscal year-end value of the restricted stock was calculated by multiplying (i) the difference between the fiscal year-end market price per share of the unrestricted Common Stock as quoted on the New York Stock Exchange ("NYSE") (which was $33.125) and $19 per share by (ii) the number of shares of the restricted stock held by the individual at fiscal year-end.

(3) See "Option Grants in Last Fiscal Year" for a description of options granted to the Named Executive Officers during 1996.

(4) All other compensation includes contributions from the Company to the ESOP, Supplemental Executive Retirement Plan ("SERP"), and premiums payable for Split-Dollar Life Insurance. The 1996 dollar values of the ESOP and SERP contributions, and the Split-Dollar Life Insurance premiums, respectively, are as follows: John B. Caouette--$32,572.48, $91,619.61, $24,000; Paul V. Palmer--$32,572.48, $30,022.54, $10,000;
         C. Thomas Meyers--$32,572.48, $30,022.54, $10,510; Maryam H. Muessel--
         $32,572.48, $27,891.64, $10,000; and Ruth M. Whaley--$32,572.48,
         $29,545.31, $10,000. The 1995 dollar values of the ESOP and SERP contributions, and the Split-Dollar Life Insurance premiums, respectively, are as follows: John B. Caouette--$27,467, $71,868, $24,000; Paul V. Palmer--$27,467, $18,011, $10,000; and C. Thomas
         Meyers--$27,467, $18,011, $10,510. The 1994 dollar values of the ESOP and SERP contributions and the Split-Dollar Life Insurance premiums, respectively, are as follows: John B. Caouette--$18,955, $39,456, $24,000; Paul V. Palmer--$18,194, $12,171, $10,000; and C. Thomas
         Meyers--$18,955, $11,016, $10,510.

Option Grants in Last Fiscal Year

         The following table sets forth, for the fiscal year ended December 31, 1996, certain information with respect to grants of stock options pursuant to the CapMAC Holdings Inc. 1995 Omnibus Stock Incentive Plan (the "Omnibus Plan") to the Named Executive Officers. No stock appreciation rights ("SARs") were granted under the plan in 1996.

                                             Individual
                                               Grants
                                               ------

                              Number of     Percent of
                              Securities    Total Options
                              Underlying    Granted to                                     Grant Date
                              Options       Employees in    Exercise Price   Expiration    Present
Name                          Granted (1)   1996            ($/Share) (2)       Date       Value ($)(3)
----                          -----------   ----            -------------       ----       ------------
John B. Caouette............. 55,000        7.15%           $24.50            04/01/06       $499,923
                              59,000        7.67%           $33.625           12/04/06       $736,018

Paul V. Palmer............... 20,000        2.60%           $24.50            04/01/06       $181,790
                              21,000        2.73%           $33.625           12/04/06       $261,972

C. Thomas Meyers............. 20,000        2.60%           $24.50            04/01/06       $181,790
                              21,000        2.73%           $33.625           12/04/06       $261,972

Maryam H. Muessel............ 0             N/A             N/A                    N/A            N/A
                              40,000        5.20%           $33.625           12/04/06       $498,995

Ruth M. Whaley............... 20,000        2.60%           $24.50            04/01/06       $181,790
                              21,000        2.73%           $33.625           12/04/06       $261,972

--------------------------------------------------------------------------------

(1) The table reflects two sets of option grants. The first grants were awarded at the March Compensation Committee Meeting with a grant date of April 1, 1996 (the "April Grants"). The April Grants will vest in two equal installments (on the fifth and sixth anniversaries of the date of the grant), however, the vesting will accelerate on the following basis: (a) 25% of the option shares become exercisable commencing on the first day after the date that is the fifth consecutive trading day on which the fair market value is at least $30.63 per share; (b) 50% of the option shares become exercisable commencing on the first day after the date that is the fifth consecutive trading day on which the fair market value is at least $36.75 per share; (c) 100% of the option shares become exercisable commencing on the first day after the date that is the fifth consecutive trading day on which the fair market value is at least $42.87 per share.

         The second grants were awarded at the December Compensation Committee Meeting with a grant date of December 4, 1996 (the "December Grants"). The December Grants will vest in two equal installments (on the fifth and sixth anniversaries of the date of the grant), however, the vesting will accelerate on the following basis: (a) 25% of the option shares become exercisable commencing on the first day after the date that is the fifth consecutive trading day on which the fair market value of at least $42.03 per share; (b) 50% of the option shares become exercisable commencing on the first day after the date that is the fifth consecutive trading day on which the fair market value is at least $50.44 per share; (c) 100% of the option shares become exercisable commencing on the first day after the date that is the fifth consecutive trading day on which the fair market value is at least $58.84 per share.

(2) The exercise price per share for the April Grants is the closing price of the Common Stock as reported on the NYSE Composite Tape on the date of the grant. The exercise price per share for the December Grants is the fair market value of the Common Stock on the date of grant, determined by calculating the average of the high and low price of the Common Stock as reported on the NYSE Composite Tape on the date of the grant.

(3) The grant date present values shown in the table are determined using the Black-Scholes option pricing model. The assumptions used in calculating the Black-Scholes present values were as follows: (a) a risk-free rate of return of 6.58%, which was the three year average of the rate on a 7-year U.S. Treasury bond ending December 31, 1996 (corresponding to the expected life of the options); (ii) a stock price volatility of 25.47%, calculated using month-end prices of the Common Stock on the NYSE Composite Tape for the period beginning at the IPO in December, 1995 and ending in December, 1996; (iii) an annualized dividend yield of .22%; and (iv) that the options would normally be exercised seven years from the date of grant (which was April 1, 1996 for the April Grants and December 4, 1996 for the December Grants).

         The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because the employee stock options granted to the Named Executive Officers have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of the options granted. The amount realized from an employee option ultimately depends on the market value of the Common Stock on the date of exercise.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table sets forth for 1996 certain information with respect to the Named Executive Officers: (i) the exercise of stock options and the value realized, (ii) the total number of securities underlying unexercised options, and (iii) the value of unexercised "in-the-money" stock options outstanding. ("In-the-money" stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.) No executive officer or any other employee of the Company held or exercised any SARs at any time during 1996.

                                                      Number of Securities           Value of Unexercised
                                                     Underlying Unexercised          In-the-Money Options
                                                        Options Held at                     Held at
                                                       December 31, 1996             December 31, 1996 (1)
                                                       -----------------             ---------------------
                      Number of
                        Shares
                     Acquired on    Dollar Value
Name                   Exercise       Realized      Exercisable  Unexercisable   Exercisable   Unexercisable
----                   --------       --------      -----------  -------------   -----------   -------------
John B. Caouette                                      312,069.5        100,250    $6,023,828        $355,781

Paul V. Palmer                                        251,759           36,000    $4,927,719        $129,375

C. Thomas Meyers        60,000.0      $1,187,700       96,283           36,000    $1,850,082        $129,375

Maryam H. Muessel                                      43,717.5         40,000      $745,338               0

Ruth M. Whaley                                         22,843           36,000      $388,157        $129,375

--------------------------------------------------------------------------------

(1) This valuation represents the difference between $33.125, the closing price of the Common Stock on the NYSE on December 31, 1996, and the exercise price of the stock options ($33.625 for the December Grants; $24.50 for the December Grants 1994 and; $13.33 for options granted in 1992 and $20.00 for options granted in 1995).

Retirement Plan and Supplemental Retirement Plan

         Employees of the Company, including the Named Executive Officers, are entitled to benefits from the Company's retirement plan, which is an ESOP. The plan permits employees to obtain beneficial interests in the stock of the Company through a trust (the "ESOP Trust"). In 1992, the ESOP Trust purchased 750,000 shares from the Company at $13.33 per share. The ESOP Trust financed its purchase of Common Stock with a loan from the Company in the amount of $10 million. The Trustee for the ESOP is Marine Midland Bank, N.A.

         Each year, as the Company's subsidiary CapMAC Financial Services, Inc. makes a contribution to the ESOP, a corresponding loan payment is made, and the ESOP Trust releases shares of stock of the accounts under the ESOP for the eligible participants, including each of the Named Executive Officers.

         Due to compensation limitations and contribution limitations applicable to qualified plans under the Internal Revenue Code, the Named Executive Officers receive a less than pro rata share of the annual ESOP allocation in relation to their total compensation. The Company has therefore adopted, for such executives, a Supplemental Executive Retirement Plan (a "SERP"). The SERP is a non-qualified plan that allows each eligible executive the excess contribution which cannot be received in the ESOP. This amount is placed into an account and participants may direct its investment. This amount is placed into an account and invested by the Company. As of December 31, 1996, all the Named Executive Officers were eligible for the SERP. Through December 31, 1996, approximately $0.8 million had been contributed to the SERP.

Employment Agreements

         Messrs. Caouette, Palmer and Meyers are parties to employment agreements dated as of June 25, 1992 with the Company. Under the agreements, the Company agrees to employ these executives in their current titles and with their current responsibilities, until June 25, 1997. Mr. Caouette's agreement is subject to automatic renewals for one-year terms unless he or the Company has given 60 days prior written notice of his or its election not to extend. This automatic renewal ends on June 25, 1999. In the event of death or disability, the executive or his/her estate or beneficiaries will receive the executive's base salary for 18 months in the case of disability and for 6 months in the event of death. In addition, an amount equal to the pro rata portion of the bonus, determined using the target annual bonus of the executive, shall be paid. The agreement terminates upon the retirement of the executive. In the event of termination other than voluntary termination, an involuntary termination with cause, or termination for disability, death or retirement (as stated above), the above named executive officers are entitled to receive the higher of (x) the base salary payable to the executive for the period commencing on the termination date and ending on the last day of the employment period, (y) 200% of the executive's base salary and (z) the amount payable under the Company's then applicable severance policy. They are also entitled to continuation for a period of 12 months of any health or disability coverage provided by the Company to the executive prior to such termination of employment. The executive is entitled to an amount equal to the pro rata portion of the bonus determined using the target annual bonus of the executive.

         The employment agreements provide for the following minimum annual salaries, which are to be reviewed annually and may be increased from time to time but not decreased by the Compensation Committee: Mr. Caouette $300,000, Mr. Palmer $165,000 and Mr. Meyers $165,000. Each of these executive officers, other than Mr. Caouette, is entitled to receive an annual bonus determined by Mr. Caouette and approved by the Compensation Committee of the Board. In the case of Mr. Caouette, his bonus is determined by, and in the sole discretion of, the Compensation Committee of the Board. In addition, each of the executive officers is entitled to participate in the Company's ESOP and health and welfare benefit plans for its employees, to participate in supplemental benefit plans for its executive officers, to four weeks of paid vacation per year and to reimbursement for certain expenses.

--------------------------------------------------------------------------------

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Compensation Committee") determines the compensation of John B. Caouette, Chairman, President and Chief Executive Officer of the Company, and the other executive officers of the Company as a group and approves the compensation recommendations made by senior management for other employees of the Company. The members of the Compensation Committee are non-employee directors of the Company.

The Compensation Committee has designed an executive compensation program which attempts to align executive pay with the Company's performance and the creation of shareholder value. The objectives of this program are to attract, motivate and retain key executives and other professionals, and reward exemplary performance, with compensation which is competitive and which aligns the interests of executives with the fortunes of the Company and the long-term interests of stockholders.

The Company compensates its executives through (i) base salary, (ii) annual incentive bonus, and (iii) long-term incentive awards in the form of stock options. The Company also provides its executive officers with employee benefits, such as retirement and health benefits, consistent with those typically offered to executives by the Company's competitors.

In late 1995, the Compensation Committee engaged Strategic Compensation Associates ("SCA"), an outside consultant that specializes in executive compensation, to do a broad analysis of compensation for senior officers of the Company and its subsidiaries and to make recommendations for the Compensation Committee's consideration with respect to the Company's executive compensation plan. During the course of 1996, SCA prepared several reports and had several discussions with members of the Compensation Committee to report on the results of its survey and analysis and to discuss its recommendations.

In analyzing the Company's compensation plans and making recommendations to the Compensation Committee with respect to executive compensation, SCA compared the Company's compensation plans for senior officers to other monoline financial guarantee insurance companies, reinsurance companies, commercial banks and rating agencies and also compared the relative performance and growth of the Company to its competitors. In its review of compensation for 1996, the Compensation Committee considered the comparative data and recommendations prepared by SCA.

                                  Base Salaries

The Compensation Committee annually reviews the base salaries of its executives to determine whether adjustments are appropriate to ensure that their salaries are competitive and to reflect the increased responsibilities of the executives as the Company grows.

Based on an industry and data provided by SCA, it was determined that total cash compensation of the chief executive officer and the other senior executive officers of the Company were generally at or below the median level of salaries of the group surveyed. The Compensation Committee determined that given the Company's strong performance, it was appropriate that the overall compensation paid to the Chief Executive Officer and other senior executive officers of the Company should be at or above the median level of the group surveyed based on the Company's performance relative to its competitors. The Compensation Committee determined to increase base salaries to a level that would be somewhat less than the median base

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

salary level set forth in the survey and to make any further adjustments to cash compensation necessary to bring total compensation to or above the median level by making appropriate adjustments to the bonuses paid to the senior executive officers, subject to the performance criteria established for the payment of bonuses.

Accordingly, the Compensation Committee approved an increase in base salary for John B. Caouette for 1996 to $400,000 from $330,000 and an increase in the base salaries of certain senior executive officers to $200,000 from $180,000 in 1995.

In considering Mr. Caouette's base salary, the Compensation Committee utilized the comparative data and considered the Company's performance and Mr. Caouette's individual performance.

                          Annual Incentive Compensation

General. The Company maintains a bonus plan which provides for annual bonuses to all executive officers and other employees. Except for the senior executives, whose bonuses are directly set by the Compensation Committee, bonuses are first recommended by the individual manager, then approved (and adjusted, if appropriate) by the senior management of the Company. After an aggregate number is reached, the Compensation Committee approves the aggregate bonus awards and, in certain cases, bonus awards to certain key employees.

The aggregate amount of the bonus pool available for the payment of bonuses is based primarily on the Company's success in meeting financial performance targets, although it remains at all times subject to the discretion of the Compensation Committee. In 1996, a target bonus pool for senior executives was established based on the Company achieving a target net income of $31 million, representing a 44% increase from net income of approximately $22.9 million in 1995, with the bonus pool to be adjusted upwards or downwards for net income performance above or below the target net income. The Compensation Committee also determined that if the Company exceeded the target net income, any additional bonus compensation paid to officers of the Company would be partly paid in cash and partly in the form of stock options or other equity compensation.

The Company's $33.5 million net income for 1996 exceeded the net income target by approximately $2.4MM. In accordance with the Compensation Committee's desire to pay part of any incremental compensation for exceeding the net income target partly in cash and partly in the form of stock options, the Compensation Committee approved an additional $550,368 to be allocated to the bonus pool and the issuance of an additional 130,000 stock options to selected employees under the Omnibus Plan (as defined below). The number of additional stock options awarded was determined based on a valuation done by SCA. In order to provide sufficient stock option awards for 1996 and for awards in future years, the Compensation Committee approved an additional 1,500,000 options to be issued under the Omnibus Plan.

Annual Incentive Compensation for the Chief Executive Officer. For 1996, based on the Company's strong financial performance and the achievement of a number of strategic objectives, the Compensation Committee awarded Mr. Caouette a bonus of $550,000. This was 144% of his 1996 base salary, and an increase of approximately 10% from his 1995 bonus of $500,000.

Other Incentive Awards. In 1995 the Company adopted the "CapMAC Holdings Inc. 1995 Omnibus Stock Incentive Plan" (the "Omnibus Plan"), pursuant to which the Compensation Committee may award stock options, stock appreciation rights, restricted stock and other forms of equity awards to employees as an added incentive for continued achievement to encourage the alignment of the interests of the employees with that

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

of the shareholders. Awards are granted to selected employees based on their individual contributions to the Company. The specific terms and provisions of awards under the Omnibus Plan are determined by the Compensation Committee. Options to purchase 769,500 shares of stock were awarded to employees of the Company and its subsidiaries under the Omnibus Plan in 1996. The total number of stock options issued in 1996 includes 195,000 stock options that were issued to the Chief Executive Officer and other members of senior management in light of the recommendations made by SCA and 130,000 stock options that were issued to select employees to reflect the Company's performance in excess of the target net income that was established early in 1996.

                Policy with Respect to $1 Million Deduction Limit

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, effective for tax years beginning in 1994, the Company is generally precluded from deducting compensation in excess of $1 million per year for its Chief Executive Officer and any of its four highest-paid executive officers, unless the payments are made under qualifying performance-based plans. The new tax provision had no effect on the Company in 1996. Because the Compensation Committee intends to provide additional compensation to senior executives in the form of stock options or other equity based awards in 1997, the Compensation Committee has determined that it is unlikely that the Company will pay compensation in 1997 that would result in any loss of federal tax deduction under Section 162(m), and accordingly has not recommended that any other actions be taken as a result of such provision.

                                                   March 31, 1997

                                                   Steve Green
                                                   George Jenkins
                                                   James H. Laird (Chairman)
                                                   Mike Horgan
                                                   Doren W. Russler

--------------------------------------------------------------------------------

STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder return on the Common Stock with the comparable cumulative returns of two indices for equal investment amounts made on December 14, 1995 (the first day of trading on the New York Stock Exchange of the Company's Common Stock). The graph assumes that all dividends were reinvested. This line graph is presented in accordance with the requirements of the SEC. Stockholders are cautioned against drawing any conclusions from the data contained therein as past results are not necessarily indicative of future performance.

   [The following table was depicted in the printed material as a line graph]

                COMPARISON OF 12 MONTH CUMULATIVE TOTAL RETURN*
                  AMONG CAPMAC HOLDINGS INC., THE S & P INDEX
                         AND THE S & P FINANCIAL INDEX

                                     DOLLARS
                                     -------

                              12/14/95       12/95          12/96
                              --------       -----          -----
CAPMAC HOLDINGS INC.            $100         $126            $166

S & P 500                       $100         $101            $125

S & P FINANCIAL                 $100         $102            $137

* $100 INVESTED ON 12/14/95 IN STOCK OR ON 11/30/95 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                      SECTION 16(a) REPORTING DELINQUENCIES

         Each director and executive officer of the Company, and each beneficial owner of more than 10% of the Company's Common Stock, is required under Section 16 of the Exchange Act to report to the SEC, the NYSE and the Company, by a specified date, all transactions in the Company's stock.

         Based solely on a review of the reports furnished to it pursuant to
Section 16, and on representations from certain reporting persons, the Company believes that applicable reporting requirements were complied with.

                                 PROPOSAL NO. 2

       RATIFICATION OF THE SELECTION OF THE COMPANY'S INDEPENDENT AUDITORS

         The ratification of the selection of KPMG Peat Marwick LLP to serve as independent auditors of the Company for the current fiscal year ending December 31, 1997 will be submitted to the 1997 Annual Meeting. The selection of KPMG Peat Marwick LLP was recommended to the Board by the Audit Committee. The selection will be considered ratified if the holders of a majority of the aggregate number of shares of Common Stock outstanding present in person or represented by proxy, vote for ratification at the 1997 Annual Meeting when a quorum is present. If the stockholders do not ratify the selection of independent auditors, the Board will consider it a direction to consider selecting other auditors for the subsequent year. Even if the stockholders ratify the selection, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such a change would be in the best interests of the Company and the stockholders.

         At least one representative of KPMG Peat Marwick LLP is expected to be present at the 1997 Annual Meeting. This representative will have the opportunity to make a statement if he or she desires and will be available to answer questions from stockholders. KPMG Peat Marwick LLP has served as auditors for the Company since it was established. During 1996, KPMG Peat Marwick LLP examined the accounts of the Company and its subsidiaries and also provided other audit services in connection with SEC filings.

         The Board recommends a vote FOR this proposal, which is identified as Proposal No. 2 on the enclosed proxy card.

                                 PROPOSAL NO. 3

                  AMENDMENT OF THE OMNIBUS STOCK INCENTIVE PLAN

         Shareholders are being requested to approve the amendment of the CapMAC Holdings Inc. 1995 Omnibus Stock Incentive Plan (the "Omnibus Plan") (i) to increase by 1,500,000 shares the maximum number of shares of Common Stock available for grant under the Omnibus Plan and (ii) to satisfy the requirements necessary for exemption from the deduction limitation under the final regulations issued under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), with respect to stock options and stock appreciation rights by limiting to 200,000 the number of shares which can be issued to any one individual in a single calendar year (the "Omnibus Plan Amendments"). The Omnibus Plan Amendments have been approved by the Compensation Committee acting under authority delegated to it by the full Board.

Description of Omnibus Stock Incentive Plan

         General. In 1995, before the closing of the IPO, the Company adopted, with shareholder approval, the Omnibus Plan pursuant to which multiple types of stock-based grants are available to key employees, as designated by the Compensation Committee. The purpose of the Omnibus Plan is to promote the long-term financial interests and growth of the Company and its subsidiaries by attracting and retaining management personnel who can make a substantial contribution to the success of the Company's business; to motivate management personnel by means of growth-related incentives to achieve long range goals; and to further the identity of interests of participants in the plan with that of the Company through opportunities for increased stock, or stock-based, ownership in the Company. Any key employee of the Company and its subsidiaries approved by the Compensation Committee is eligible to receive grants under the Omnibus Plan.

         Originally, 1,005,000 shares of Common Stock were made available under the Omnibus Plan. After giving effect to the grant of options to purchase 198,000 shares of Common Stock and the grant of 182,633 shares of restricted stock under the Omnibus Plan in 1995, the grant of options to purchase 769,500 shares of stock under the Omnibus Plan in 1996, the increase approved by the Compensation Committee 1,500,000 shares available for grant for which approval is sought from shareholders, and the forfeiture and exercise of previously issued stock options, there were 1,358,617 shares available for grant as of December 31, 1996. This number may be increased from time to time to the extent grants under the Omnibus Plan are forfeited, terminated, canceled or expired unexercised, or to the extent shares are delivered or withheld to pay the exercise price or satisfy withholding obligations.

         Options to purchase 544,500 shares of Common Stock were granted in December, 1996 (the "December Grants"). Of these, 287,000 options were granted to executive officers and 257,500 were granted to other employees. The exercise price of the December Grants is $335/8 per share. No options were granted to directors (or their affiliates) other than the CEO, John B. Caouette. The December Grants vest in two equal installments (on the fifth and sixth anniversaries of the date of the grant); however, the vesting will accelerate on the following basis: (a) 25% of the option shares become exercisable commencing on the first day after the date that is the fifth consecutive trading day on which the fair market value of at least $42.03 per share; (b) 50% of the option shares become exercisable commencing on the first day after the date that is the fifth consecutive trading day on which the fair market value is at least $50.44 per share; (c) 100% of the option shares become exercisable commencing on the first day after the date that is the fifth consecutive trading day on which the fair market value is at least $58.84 per share. See "Option Grants in Last Fiscal Year" for details of options granted in 1996 to Named Executive Officers and the "Compensation Committee Report on Executive Compensation" for a general discussion of options and other incentive compensation granted in 1996. The closing price of the Common Stock on the NYSE on April 1, 1997 was $267/8.

         To comply with Section 162(m) with respect to stock options and stock appreciation rights ("SARs"), the Omnibus Plan has been amended, approval for which is being sought from shareholders, to provide that the maximum number of shares of Common Stock which may be subject to any stock option granted to a participant under the Omnibus Plan may not exceed 200,000 shares of Common Stock (subject to certain adjustments described below) for each calendar year during the term of the Omnibus Plan. Any shares of Common Stock previously issued under the Omnibus Plan and thereafter returned to the Company for any reason and any shares of Common Stock set aside for issuance upon the exercise of any award which is terminated prior to such issuance are not charged against the total number of shares of Common Stock reserved for option or SAR issuance and are thereafter available for grant under the Omnibus Plan. In accordance with
Section 162(m), if a stock option or SAR previously granted to a participant is canceled, the canceled stock option or SAR will be counted against the number of shares of Common Stock for which stock options or SARs may be granted to that participant under the Omnibus Plan.

         The Omnibus Plan is administered by the Compensation Committee, which consists of members of the Board who are "disinterested persons" within the meaning of the rules promulgated under the Exchange Act. The Compensation Committee selects or approves the selection of recipients of grants, the number of shares subject to each grant and the terms and conditions of such grants and establishes such conditions as to the manner of exercise of such grants as it may deem necessary. The Compensation Committee may accelerate the time at which outstanding grants may be exercised, including upon certain events involving a change in control of the Company, and has the discretion to provide that outstanding grants may not be exercised subsequent to a merger, consolidation or certain other corporate events.

         Each grant under the Omnibus Plan is subject to the terms, conditions and limitations set forth in the grant agreement approved by the Compensation Committee and must be consistent with the purposes set forth in the Omnibus Plan. The terms and conditions may include, without limitation, vesting and exercisability periods or restrictions and the effect on a grant of a termination or change in employment status of a participant in the Omnibus Plan. No grants may be made under the Omnibus Plan beyond ten years after the effective date of such plan, but the terms of specific grants under the Omnibus Plan made on or before the expiration thereof may extend beyond such expiration. Specific awards to be granted under the Omnibus Plan after April 7, 1997 cannot presently be determined. In addition, nothing contained in the Omnibus Plan prevents the Company or any of its subsidiaries or affiliates from adopting or continuing in effect other compensation arrangements.

         Securities Issued under the Omnibus Plan. The Compensation Committee may make grants of (i) Incentive Stock Options, (ii) Other Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Limited Stock Appreciation Rights, (vi) Dividend Equivalent Rights, (vii) Performance Units, (viii) Performance Shares and (ix) Other Stock-Based Grants. Through the date of this Proxy Statement, only Other Stock Options and Restricted Stock have been issued under the Omnibus Plan.

         Incentive Stock Options. "Incentive Stock Options" are stock options within the meaning of Section 422 of the Code to purchase Common Stock. In order for an option to qualify as an "Incentive Stock Option" under the Omnibus Plan, in addition to meeting the requirements under the Code, the option must be designated as an "Incentive Stock Option" by the Compensation Committee, may not be exercised more than ten years after the date on which it is granted and may not have an exercise price less than the fair market value of the Common Stock on the date of grant. The maximum fair market value of the Common Stock (as determined on the date of grant) with respect to which any participant in the Omnibus Plan may first exercise Incentive Stock Options is $100,000, and the maximum fair market value of Incentive Stock Options which can be granted to any participant in any year is $100,000.

         Other Stock Options. "Other Stock Options" are stock options granted by the Compensation Committee which do not qualify as Incentive Stock Options. In addition to the specific provisions regarding the option price and option exercise conditions set forth in the specific grant, no Other Stock Option may be exercised more than ten years after the date on which it is granted or have an option exercise price less than 50% of the fair market value of the Common Stock on the date such option is granted. All stock options granted under the Omnibus Plan in 1995 and 1996 qualified as Other Stock Options. The exercise price of all such options are their fair market value on their respective dates of grant.

         Stock Appreciation Rights. "Stock Appreciation Rights" or "SARs" are rights that entitle the holder to receive the excess of the fair market value of shares of Common Stock on the date of exercise over the fair market value of such Common Stock on the date of grant. SARs may not be exercised more than ten years after the date on which they are granted and may be subject to such conditions or restrictions as are set forth in the grant agreements relating thereto.

         Restricted Stock. "Restricted Stock" is Common Stock delivered to a participant with restrictions or conditions on the participant's right to transfer or sell such stock.

         182,633 shares of Restricted Stock were issued pursuant to the Omnibus Plan upon consummation of the IPO to certain officers of the Company, including the Named Executive Officers. As set forth in the Deferred Compensation and Restricted Stock Agreements relating to the grants of such Restricted Stock, the Restricted Stock (i) may not be transferred until the earlier of two years from the date of grant or termination of the executive's employment with the Company and (ii) in the event the holder proposes to transfer such Restricted Stock, the Company has the option to purchase such Restricted Stock for an amount equal to the market price per share on the date of the proposed transfer minus $19.00.

         Limited Stock Appreciation Rights. "Limited Stock Appreciation Rights" or Limited SARs are rights that may only be exercised during a 60-day period following certain change of control events with respect to the Company. The holder of a Limited SAR may exercise such rights during the applicable period whether or not such holder remains employed by the Company. Upon exercise, the holder of a Limited SAR is entitled to receive in cash the greater of (i) the excess of the fair market value of the Common Stock over the exercise price of such shares under the Omnibus Plan and (ii) if the change of control event triggering the 60-day exercise period is the result of a transaction or series of transactions, the highest price per share of Common Stock paid in such transaction or transactions during such period up to the date of exercise over the exercise price per share.

         Dividend Equivalent Units. "Dividend Equivalent Units" are rights to receive cash payments from the Company at the same time and in the same amount as any cash dividends paid on an equal number of shares of Common Stock during the period such rights are effective.

         Performance Units. "Performance Units" are rights to receive, at a specified future date, payment in cash of an amount equal to all or a portion of the value of a unit granted by the Compensation Committee. At the time a Performance Unit is granted, the Compensation Committee will determine the base value of such unit, the performance factors applicable to the determination of the ultimate payment value of the unit and the period over which the Company's performance will be measured, which period may not be less than six months.

         Performance Shares. "Performance Shares" are rights to receive, at a specified future date, payment in cash or Common Stock of an amount equal to all or a portion of the average of the fair market value of a share of Common Stock multiplied by a specified number of shares of Common Stock. As with Performance Units, the Compensation Committee will determine the performance factors applicable to the determination of the payment and the period over which the Company's performance will be measured, which period may not be less than six months.

         Other Stock-Based Grants. The Compensation Committee may make other grants under the

         Omnibus Plan pursuant to which Common Stock or other stock units may be acquired, including grants which are valued using measures other than market value. Such "Other Stock-Based Grants" may be granted with or without consideration, provided that the price of any such grant made for consideration other than services that provides for the acquisition of shares of Common Stock or other equity securities of the Company may not be less than 50% of the fair market value as of the date of grant.

         Exercise and Payment of Stock Options. Options granted pursuant to the Omnibus Plan are exercisable, at the discretion of the Compensation Committee, by delivery of a written notice of exercise and (i) payment of the full exercise price of the shares being purchased in cash, or by check, bank draft or money order payable to the order of the Company, (ii) through delivery of shares of Common Stock (which the participant has held for at least six months or which the participant purchased on the open market) with an aggregate fair market value equal to the exercise price of the options, (iii) by delivery of an irrevocable notice of exercise to a financial institution acceptable to the Company to deliver promptly to the Company the portion of sale or loan proceeds sufficient to pay the exercise price, (iv) through the written election of the participant to have shares of Common Stock withheld by the Corporation from the shares otherwise to be received, with such withheld shares having an aggregate fair market value on the date of exercise equal to exercise price plus any tax withholding obligations due in connection with such exercise, or (v) any combination of the foregoing methods of payment. The Company has established a program with a nationally recognized broker-dealer to facilitate the exercise of stock options by employees. To date, all stock options have been exercised through this broker-dealer.

         Nontransferability. Except as otherwise permitted by the Compensation Committee, no stock option or other stock-based grant which constitutes a derivative security (as defined in Rule 16 under the Exchange Act) may be transferred other than (i) by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) subject to attachment, execution or other similar process.

         Change of Control. The Compensation Committee may provide, in its absolute discretion either at the time of a grant or at any time thereafter, that the grant of a stock option or other stock-based grant cannot be exercised after certain change of control events, such as a merger or consolidation of the Company into another corporation, the exchange or sale of substantially all of the Company's assets, or the recapitalization, reclassification, liquidation or dissolution of the Company. If the Compensation Committee does so provide, it shall also provide, in its absolute discretion and on such terms and conditions as it deems appropriate, that during some period of time prior to such change of control event, such stock options or other stock-based grants be exercisable for the kind and amount of securities and/or other property (or the cash equivalent thereof) provided for in such stock option or stock-based grant, and that upon the occurrence of such event, the right to exercise such stock-option or other stock-based grant shall terminate.

         Amendment and Termination. The Compensation Committee has the authority to make such amendment to any terms and conditions applicable to outstanding grants as are consistent with the Omnibus Plan; provided, however, that such amendment may not modify such grant in a manner that is materially adverse to any recipient of a grant under the Omnibus Plan without such person's consent. The Compensation Committee may accelerate or waive vesting periods and extend the exercisability of options or stock-based grants, provided that such exercisability may not extend past ten years from the date of the grant of such stock options or stock-based grants. The Board may amend, suspend or terminate the Omnibus Plan, except that no action may be taken which would, without shareholder approval, result in a loss of an exemption under Section 16 of the Exchange Act.

Federal Income Tax Consequences

         Incentive Stock Options. Incentive stock options are intended to qualify for favorable federal income tax treatment under Section 422 of the Code. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the participant or a deduction to the Company.

         If a person holding an option (the "Optionee") which was designated as an incentive stock option does not dispose of the shares acquired on the exercise of such option within one year after the transfer of such shares to him or within two years from the date the incentive stock option was granted to him, for federal income tax purposes: (i) the Optionee will not recognize any income at the time of exercise of the incentive stock option; (ii) the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price is an item of tax preference subject to the alternative minimum tax on individuals; and (iii) the difference between the exercise price and the amount realized upon the sale of the shares of the Optionee will be treated as a long-term capital gain or loss. The Company will not be entitled to a deduction upon the exercise of an incentive stock option. Except in the case of a disposition following the death of an Optionee and certain other very limited exceptions, if the shares acquired pursuant to an incentive stock option are not held for the minimum periods described above, the excess of the fair market value of the shares at the time of exercise over the amount paid for the shares generally will be taxed as ordinary income to the Optionee in the year of the exercise and the Company will be entitled to a deduction in the same amount. None of the options granted to date are incentive stock options.

         Other Stock Options. An Optionee will not realize any income at the time an Other Stock Option is granted nor will the Company be entitled to a deduction at that time. Upon the exercise of an Other Stock Option, the Optionee will recognize ordinary income (whether the exercise price is paid in cash, pursuant to a cashless exercise or by delivery of previously owned shares) in an amount equal to the difference between the exercise price and the fair market value of the shares to which the Other Stock Option pertains. The Company will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the Optionee in connection with the exercise of the Other Stock Option.

         Under Omnibus Plan, in a cashless exercise, in the discretion of the Compensation Committee, the Optionee may authorize the Company to withhold shares to satisfy the Optionee's tax withholding liability incurred upon exercise of the option. Alternatively, the Optionee may deliver to the Company shares of Common Stock already owned by the Optionee in order to satisfy such tax withholding liability.

         Restricted Stock. The holder of Restricted Stock will realize income as a result of the award of Restricted Stock at the time the restrictions expire on such shares, unless the holder makes a voluntary election under Section 83(b) of the Code. Such an election would have the effect of causing the holder to realize income in the year in which such Restricted Stock was granted. The amount of income realized will be the difference between the fair market value of the shares on the date that such restrictions expire (or on the date of issuance of the shares, in the event of a Section 83(b) election) and the purchase price, if any, of such shares. The Company will be entitled to a deduction in an amount equal to the ordinary income realized in connection with the issuance or vesting of the Restricted Stock.

         SARs/Limited SARs. A holder of SARs or Limited SARs will recognize income at the time the shares or issued or the cash is paid, as applicable. The amount of income realized will be equal to the excess of (i) the fair market value on the date of exercise of the shares issued and/or the amount of cash received over (ii) the base price or exercise price established for the SARs or Limited SARs. The Company will be entitled to a deduction in an amount equal to the ordinary income realized by the holder.

         Dividend Equivalent Units. The amounts received by the holder of such units will be taxable to the holder as ordinary income when received and the Company will be entitled to a corresponding deduction.

         Performance Units/Performance Shares. The amount of cash or the fair market value of the shares paid to an employee in respect of such Performance Units or Performance Shares will be taxable to the employee as ordinary income when paid and the Company will be entitled to a corresponding deduction.

         Section 162(m). In general, Section 162(m) denies a publicly held corporation a deduction for Federal income tax purposes for compensation purposes in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Stock options and SARs will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which stock options or SARs may be granted to any employee during a specified period and the plan under which the stock options or SARs are granted is approved by the corporation's shareholders and is administered by a compensation committee composed of outside directors. The Compensation Committee has approved the amendment of the Omnibus Plan to satisfy these requirements with respect to stock options and SARs.

Omnibus Plan Amendments; Vote Required

         As noted above, shareholder approval is sought (i) to increase by 1,500,000 shares the maximum number of shares of Common Stock available for under the Omnibus Plan and (ii) to satisfy the requirements necessary for exemption from the deduction limitation under the final regulations issued under
Section 162(m), with respect to stock options and stock appreciation rights by limiting to 200,000 the number of shares which can be issued to any one individual in a single calendar year. The Board believes that the Company's ability to make additional grants under the Omnibus Plan is important to its ability to attract and retain management personnel who can make a substantial contribution to the success of the Company's business.

         The Board recommends a vote FOR approval of the Omnibus Plan Amendments, which is identified as Proposal No. 3 on the enclosed proxy card.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Any stockholder who wishes to submit a proposal for presentation to the 1998 Annual Meeting of Stockholders must submit the proposal to CapMAC Holdings Inc., 885 Third Avenue, New York, New York 10022, Attn: Secretary and General Counsel, not later than December 8, 1997 for inclusion, if appropriate, in the Company's Proxy Statement and the form of proxy relating to the 1998 Annual Meeting.

                              FINANCIAL STATEMENTS

         The financial statements of the Company are contained in the 1996 Annual Report to Stockholders, which are being distributed together with this Proxy Statement. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                                 OTHER BUSINESS

         The Board knows of no other matters to be brought before the 1997 Annual Meeting other than as set forth above. However, if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

                                  MISCELLANEOUS

         The cost of preparing and mailing this notice and statement and the enclosed proxy card will be borne by the Company.

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed by the Company with the SEC, is available on request by writing to Investor Relations, CapMAC Holdings Inc., 885 Third Avenue, New York, New York 10022.

                                         By Order of the Board of Directors,


                                         /s/ Ram D. Wertheim,

                                         Ram D. Wertheim,
                                           Secretary

                              CAPMAC HOLDINGS INC.
                        1995 OMNIBUS STOCK INCENTIVE PLAN
                        EFFECTIVE AS OF NOVEMBER 15, 1995
                      AND AS AMENDED THROUGH APRIL 3, 1997

1. Purpose of Plan

         The CapMAC Holdings Inc. 1995 Omnibus Stock Incentive Plan (the "Plan") is designed:

         (a) to promote the long term financial interests and growth of CapMAC Holdings Inc. (the "Corporation") and its Subsidiaries (as defined below) by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation's business;

         (b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

         (c) to further the identity of interests of Participants (as defined below) with those of the stockholders of the Corporation through opportunities for increased stock, or stock-based, ownership in the Corporation.

2. Definitions

         As used in the Plan, the following words shall have the following meanings:

         (a) "Board of Directors" means the Board of Directors of the Corporation.

         (b) "Change of Control Event" means a change of control of the nature that would be required to be reported in response to item 1(a) of the Current Report on Form 8-K as in effect on November 15, 1995, pursuant to Section 13 or 15(d) of the Exchange Act, provided that, without limitation, a "Change of Control Event" shall be deemed to have occurred if (i) any person shall become the beneficial owner, as those terms are defined herein, of capital stock of the Corporation, the voting power of which constitutes 20% or more of the general voting power of all of the Corporation's outstanding capital stock or (ii) individuals who, as of November 15, 1995, constitute the Board of Directors (the "Incumbent Board") cease for any reasons to constitute at least a majority of the Board of Directors, provided that any person becoming a Director subsequent to November 15, 1995, whose election or nomination for election by the Corporation's shareholders, was approved by a vote of at least three quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, which is or would be subject to Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board. No sale to underwriters or private placement of its capital stock by the Corporation nor any acquisition by the Corporation, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control Event. For purposes of the definition of "Change of Control Event", the following definitions shall be applicable:

                  (i) The term "person" shall mean any individual, group, corporation or other entity.

                  (ii) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation:

                           (A) which that person owns directly, whether or not
                  of record, or

                           (B) which that person has the right to acquire
                  pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

                           (C) which are beneficially owned, directly or
                  indirectly (including shares deemed owned through application of clause (B) above), by an "affiliate" or "associate" (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933) of that person, or

                           (D) which are beneficially owned, directly or
                  indirectly (including shares deemed owned through application of clause (B) above), by any other person with which that person or such person's "affiliate" or "associate" (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

                  (iii) The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (ii)(B), (ii)(C) and (ii)(D) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

         (c) "Change of Control Exercise Period" means the 60-day period commencing upon the date of the first public disclosure of a Change of Control Event.

         (d) "Committee" means the Compensation Committee of the Board of Directors.

         (e) "Common Stock" or "Share" means common stock of the Corporation which may be authorized but unissued, or issued and reacquired.

         (f) "Derivative Security" has the meaning given it in Rule 16a-1(c) under the Exchange Act.

         (g) "Director" means a member of the Board of Directors.

         (h) "Employee" means a key employee of the Corporation or a Subsidiary.

         (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (j) "Fair Market Value" means, as of any date, the closing price for one Share on the New York Stock Exchange Composite Tape or, if no sales of Shares have taken place on such date, the closing price on the most recent date on which selling prices were quoted. If the Shares are not listed or admitted to trading on the New York Stock Exchange, the fair market value of the Shares shall be the opening price of one Share on the principal national securities exchange which the Shares are listed or admitted to trading, or, if the Shares are not listed or admitted to trading on any national securities exchange, the opening price of one Share as furnished by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or similar organization if NASDAQ is no longer reporting that information. If the Shares are not quoted by any such organization, the fair market value of the Shares shall be determined in good faith by the Committee.

         (k) "Grant" means an award made to a Participant pursuant to the Plan and described in Paragraph 5, including, without limitation, an award of Stock Options, Stock Appreciation Rights, Restricted Stock, Limited Stock Appreciation Rights, Dividend Equivalent Rights, Performance Units, Performance Shares or Other Stock-Based Grants or any combination of the foregoing.

         (l) "Grant Agreement" means an agreement between the Corporation and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

         (m) "Participant" means an Employee to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan.

         (n) "Stock-Based Grants" means the collective reference to the Grant of Stock Appreciation Rights, Restricted Stock, Limited Stock Appreciation Rights, Dividend Equivalent Rights, Performance Units, Performance Shares and Other Stock-Based Grants.

         (o) "Stock Options" means the collective reference to "Incentive Stock Options" and "Other Stock Options".

         (p) "Subsidiary" means any entity of which the Corporation owns, either directly or indirectly, at least 50% of the combined voting power or economic interest of such entity.

3. Administration of Plan

         (a) The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the

Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules, and administration shall be consistent with the purposes of the Plan.

         (b) The Committee may delegate to the Chief Executive Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe; provided, however, that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); and provided, further, that the Committee may override any decisions made by such Chief Executive Officer and other senior officers of the Corporation.

         (c) The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Corporation, and the officers and directors of the Corporation shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by the Corporation with respect to any such action, determination or interpretation.

         (d) The Committee may construe and interpret the Plan and the Grants awarded thereunder and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Grant Agreement, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective.

         (e) The Committee may, in its absolute discretion, resolve all questions relating to whether leaves of absence, transfers or other terminations will constitute a termination of employment or service for purposes of the Plan.

         (f) The Committee may (i) resolve all questions of interpretation arising under or in connection with the administration of the Plan, (ii) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan and (iii) generally exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

         (g) All decisions and determinations by the Committee in the exercise of the powers conferred upon it under the Plan shall be final, binding and conclusive upon the Company, the Subsidiaries, the Participants and all other persons having any interest therein.

4. Eligibility

         The Committee may from time to time make Grants under the Plan to designated Employees, and in such form and having such terms, conditions and limitations as the Committee may determine. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be (a) set forth in a Grant Agreement, in a form approved by the Committee and (b) consistent with the terms of the Plan; provided, however, such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a change of control of the Corporation.

5. Grants

         From time to time, the Committee shall determine the forms and amounts of Grants to Participants. Grants shall be subject to such terms and conditions as the Committee may in its sole discretion determine. Such terms and conditions may include, without limitation, (a) vesting and exercisability periods or restrictions and (b) the effect on a Grant of a termination or change in employment status of a Participant (including a termination or change by reason of a sale of a subsidiary or division of the Corporation). Such Grants may take the following forms in the Committee's sole discretion:

         (a) Incentive Stock Options. "Incentive Stock Options" are stock options within the meaning of Section 422 of the Code to purchase Common Stock. In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5(a): (i) may not be exercised more than 10 years after the date it is granted, (ii) may not have an option price less than the Fair Market Value of Common Stock on the date the option is granted, (iii) must otherwise comply with Code Section 422 and (iv) must be designated as an "Incentive Stock Option" by the Committee. The maximum aggregate Fair Market Value of Common Stock (determined at the time of each Grant) with respect to which any Participant may first exercise Incentive Stock Options under this Plan is $100,000. The maximum aggregate Fair Market Value of any Incentive Stock Options granted to the Participant for such year under any plans of the Corporation or any Subsidiary in any calendar year is $100,000. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and any applicable guidelines of the Committee in effect at the time.

         (b) Other Stock Options. "Other Stock Options" are options to purchase Common Stock which are not designated by the Committee as "Incentive Stock Options". At the time of the Grant the Committee shall determine and shall have contained in the Grant Agreement or other Plan rules: (i) the option exercise period, (ii) the option price and (iii) such other conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate. In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5(b): (i) may not be exercised more than ten years after the date it is granted and (ii) may not have an option exercise price less than 50% of the Fair Market Value of Common Stock on the date it is granted.

         (c) Stock Appreciation Rights. "Stock Appreciation Rights" are rights that on exercise entitle the holder to receive the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the Fair Market Value on the date of Grant, multiplied by (iii) the number of rights exercised as determined by the Committee. Stock

Appreciation Rights granted under the Plan may be, but need not be, granted in conjunction with a Stock Option under Paragraph 5(a) or 5(b). The Committee, in the Grant Agreement or by other Plan rules, may impose such conditions or restrictions on the exercise of Stock Appreciation Rights as it deems appropriate, and may terminate, amend, or suspend such Stock Appreciation Rights at any time. No Stock Appreciation Right granted under this Plan may be exercised more than ten years after the date it is granted.

         (d) Restricted Stock. "Restricted Stock" is Common Stock delivered to a Participant with restrictions or conditions on the Participant's right to transfer or sell such stock. The number of shares of Restricted Stock and the restrictions on such shares shall be as the Committee determines, in the Grant Agreement or by other Plan rules, and the certificate for the Restricted Stock shall bear evidence of the restrictions or conditions.

         (e) Limited Stock Appreciation Rights. "Limited Stock Appreciation Rights" are rights that, notwithstanding any other provision of the Plan, may only be exercised during a Change of Control Exercise Period, and such Limited Stock Appreciation Rights shall be so exercisable during the Change of Control Exercise Period whether or not such person is then employed by the Corporation. Upon exercise of a Limited Stock Appreciation Right, the holder thereof shall be entitled to receive an amount in cash equal to the greater of (i) the excess of
(A) the Fair Market Value of the shares of the Common Stock with respect to which the Limited Stock Appreciation Right was exercised over (B) the exercise price of such shares under the Plan and (ii) if the Change of Control Event is the result of a transaction or a series of transactions, the excess of (A) the highest price per share of Common Stock paid in such transaction or transactions during the Change of Control Exercise Period up to the date of exercise over (B) the exercise price per share of Common Stock under the Plan. The Committee is authorized to amend the terms of a Limited Stock Appreciation Right held by any employee subject to Section 16 of the Exchange Act, as may be necessary so that the holding and exercise of such Limited Stock Appreciation Right will be exempt under such Section.

         (f) Dividend Equivalent Rights. "Dividend Equivalent Rights" are rights to receive cash payments from the Corporation at the same time and in the same amount as any cash dividends paid on an equal number of shares of Common Stock to shareholders of record during the period such rights are effective. The Committee, in the Grant Agreement or by other Plan rules, may impose such restrictions and conditions on the Dividend Equivalent Rights (including the date on which such rights will terminate) as it deems appropriate, and the Committee may terminate, amend, or suspend such Dividend Equivalent Rights at any time.

         (g) Performance Units. "Performance Units" are rights to receive, at a specified future date, payment in cash of an amount equal to all or a portion of the value of a unit granted by the Committee. At the time of the Grant, in the Grant Agreement or by other Plan rules, the Committee shall determine (i) the base value of the unit, (ii) the performance factors applicable to the determination of the ultimate payment value of the unit and (iii) the period over which Corporation performance will be measured. The performance factors shall include a minimum performance standard for the Corporation below which no payment will be made and a maximum performance level above which no increased payment will be made. The term over which Corporation performance will be measured shall be not less than six months.

         (h) Performance Shares. "Performance Shares" are rights to receive, at a specified future date, payment in cash or Common Stock (as determined by the Committee) of an amount equal to all or a portion of the (i) average of the Fair Market Value of a share of Common Stock on each trading day during the last forty-five days of such period, multiplied by (ii) a specified number of shares of Common Stock. At the time of the Grant, the Committee, in the Grant Agreement or by Plan rules, shall determine (i) the factors which will govern the portion of the rights so payable and (ii) the period over which performance will be measured. The factors shall be based on Corporation performance and shall include a minimum performance standard for the Corporation below which no payment will be made and a maximum performance level above which no increased payment will be made. The term over which Corporation performance will be measured shall be not less than six months. Performance Shares shall be granted for no consideration other than services.

         (i) Other Stock-Based Grants. The Committee may make (i) other Grants under the Plan pursuant to which shares of Common Stock (which may, but need not, be shares of Restricted Stock pursuant to Paragraph 5(d)), are or may in the future be acquired or (ii) Grants denominated in stock units, including Grants valued using measures other than market value ("Other Stock-Based Grants"). Other Stock-Based Grants may be granted with or without consideration; provided, however, that the price of any such Grant made for consideration other than services that provides for the acquisition of shares of Common Stock or other equity securities of the Corporation may not be less than 50% of the Fair Market Value of a share of the Common Stock or such other equity securities on the date of grant of such Grant. Such Other Stock-Based Grants may be made alone, in addition to or in tandem with any Grant of any type made under the Plan and shall be consistent with the purposes of the Plan.

         (j) Manner of Exercise and Payment of Stock Options. A Stock Option, or portion thereof, shall be exercised for whole shares of Common Stock by delivery of a written notice of exercise to the Corporation and payment of the full exercise price of the shares being purchased. A Participant may exercise a Stock Option with respect to less than the full number of shares for which the Stock Option may then be exercised. The price of Common Stock purchased pursuant to an Option, or portion thereof, may be paid:

                  (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Corporation,

                  (ii) through the delivery of shares of Common Stock (which the Participant has held for at least six months prior to delivery of such shares or which the Participant purchased on the open market and are held by the Participant free and clear of all liens and encumbrances) with an aggregate Fair Market Value on the date of exercise equal to the exercise price,

                  (iii) by delivery of an irrevocable notice of exercise to a financial institution acceptable to the Corporation to deliver promptly to the Corporation the portion of sale or loan proceeds sufficient to pay the exercise price,

                  (iv) through the written election of the Participant to have shares of Common Stock withheld by the Corporation from the shares otherwise to be received, with such withheld shares having an aggregate Fair Market Value on the date of exercise equal to (A) the exercise price and (B) any Federal, state and local tax withholding obligations in connection with such exercise or

                  (v) by any combination of the above methods of payment.

         The Committee shall have sole discretion to reject an election for delivering or withholding Common Stock upon exercise of a Stock Option in accordance with clauses (ii) through (v) above and may impose such limitations and prohibitions on the use of Common Stock to exercise a Stock Option as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid certain accounting consequences which may result from the use of Common Stock as payment upon exercise of a Stock Option or tax withholding obligation. If the method of payment in clause (iii) is elected, the Stock Option shall be deemed to be exercised simultaneously with the sale of the shares by the financial institution. If the shares to be acquired on such exercise cannot be sold for a price equal to or greater than the full Exercise Price, then there shall be no exercise of the Stock Option.

         (k) Nontransferability of Derivative Securities. Unless otherwise permitted by the Committee (provided that such action by the Committee does not violate applicable laws), no Stock Option or Stock-Based Grant which constitutes a Derivative Security shall be (i) transferable otherwise than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation or (ii) subject to attachment, execution or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of a Stock Option or any such Stock-Based Grant or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Stock Option or such Stock-Based Grant shall thereupon become null and void. Notwithstanding the foregoing, the Committee may provide, either at the time of grant or otherwise, that a Stock Option or Stock-Based Grant constituting a Derivative Security is transferrable to the extent that such transferability is permissible under both (i) Rule 16b-3 under the Exchange Act of 1934 and (ii) the form of Registration Statement under which securities issued under the Plan are registered under the Securities Act of 1933.

6. Limitations and Conditions

         (a) Subject to Paragraphs 4 and 8, the number of shares available for Grants under this Plan shall be 2,505,000 shares of Common Stock (giving effect to the additional authorization of shares approved by the Compensation Committee of the Board of Directors on December 4, 1996), reduced by the sum of the aggregate amount of shares that are issued upon a Grant or that become subject to an outstanding Grant. To the extent that shares related to outstanding Grants are not issued by reason of Grants being (i) forfeited,
(ii) terminated, (iii) canceled, (iv) expired unexercised or (v) delivered or withheld to pay the exercise price or satisfy withholding obligations, then such shares shall again immediately become available for Grants.

         (b) No Grants shall be made under the Plan beyond ten years after the effective date of the Plan, but the terms of Grants made on or before the expiration thereof may extend beyond such expiration. At the time a Grant is made or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant.

         (c) Nothing contained herein shall affect the right of the Corporation to terminate any Participant's employment at any time or for any reason.

         (d) Deferrals of Grant payouts may be provided for, at the sole discretion of the Committee, in the Grant Agreements.

         (e) Except as otherwise prescribed by the Committee, the amounts of the Grants for any employee of a Subsidiary (along with interest, dividend, and other expenses accrued on deferred Grants) shall be charged to the Participant's employer during the period for which the Grant is made. If the Participant is employed by more than one of either (i) the Corporation or (ii) a Subsidiary during the period for which the Grant is made, the Participant's Grant and related expenses will be allocated between the companies employing the Participant in a manner prescribed by the Committee.

         (f) Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Corporation in respect of any Shares subject to any Grant unless and until certificates representing any such Shares have been issued by the Corporation to such Participants.

         (g) No election as to benefits or exercise of any Grant may be made during a Participant's lifetime by anyone other than the Participant, except by a legal representative appointed for or by the Participant.

         (h) Any Grant shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Corporation or its Subsidiaries, and shall not affect any benefits under any other benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

         (i) Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Corporation or its Subsidiaries, nor shall any assets of the Corporation or its Subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation's obligations under the Plan.

         (j) No more than 200,000 stock options or stock appreciation rights may be awarded to any employee of the Company or its subsidiaries during any calendar year under the Plan.

7. Transfers and Leaves of Absence

         Subject to Paragraph 3(e) above, for purposes of the Plan, a transfer of a Participant's employment without an intervening period of separation among the Corporation and any Subsidiary shall not be deemed a termination of employment.

8. Adjustments

         In the event of a stock split, spin-off, stock dividend, stock combination, stock reclassification, recapitalization, merger, change of control or similar event, the Committee may adjust appropriately (a) the number of Shares subject to the Plan, (b) the number of Shares available for or covered by Grants and (c) Share prices related to outstanding Grants. The Committee may also make such other revisions to outstanding Grants as it deems are equitably required.

9. Merger, Consolidation, Exchange, Acquisition, Liquidation or Dissolution

         In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Stock Option or any Stock-Based Grant, the Committee may provide that such Stock Option or Stock-Based Grant cannot be exercised after (a) the merger or consolidation of the Corporation into another corporation, (b) the exchange of all or substantially all of the assets of the Corporation for the securities of another corporation, (c) the acquisition by another corporation of 80% or more of the Corporation's then outstanding shares of voting stock or (d) the recapitalization, reclassification, liquidation or dissolution of the Corporation. If the Committee provides for the foregoing exercise limitations, it shall, in its absolute discretion and on such terms and conditions as it deems appropriate, also provide, either by the terms of such Stock Option or Stock-Based Grant or by a resolution adopted prior to the occurrence of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, that, for some period of time prior to such event, such Stock Option or Stock-Based Grant shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Paragraph 6(b)) and that, upon the occurrence of such event, such Stock Option or Stock-Based Grant shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Stock Option or Stock-Based Grant shall remain exercisable after any such event, from and after such event, any such Stock Option or Stock-Based Grant shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares of stock for which such Stock Option or Stock-Based Grant could have been exercised immediately prior to such event.

10. Amendment and Termination

         The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan; provided, however, that except for adjustments under Paragraph 8 or 9 hereof, no such action shall modify such Grant in a manner that is materially adverse to the Participant without the Participant's consent (except to the degree that such modification is provided for or contemplated in the terms of the Grant). The Committee's authority hereunder shall include, without limitation, amendments to (a) accelerate or waive vesting periods and (b) to extend the exercisability (including to extend or provide for post-termination exercisability) of Stock Options or Stock-Based Grants, provided that such exercisability shall not extend past ten years from the date of grant of such Stock Options, Stock-Based Grants or Other Stock-Based Grants.

         The Board of Directors may amend, suspend or terminate the Plan, except that no such action, other than an action under Paragraph 8 or 9 hereof, may be taken which would, without shareholder approval, result in the loss of an exemption under Section 16 of the Exchange Act (or the rules promulgated in connection therewith).

11. Foreign Grants

         The Committee may make Grants to Employees who are subject to the laws of nations other than the United States, whose Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with such foreign laws.

12. Withholding Taxes

         The Corporation shall have the right to deduct from any payment made under the Plan any Federal, state or local income or other taxes required by law to be withheld with respect to such payment at the highest marginal individual income tax rate. It shall be a condition to the obligation of the Corporation to deliver shares or pay any cash pursuant to any Grant that the Participant pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for such withholding taxes. Any Grant Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Grant Agreement, to pay a portion or all of such withholding taxes by (a) delivery of in shares of Common Stock or (b) having shares of Common Stock withheld by the Corporation from the shares otherwise to be received. The number of shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable withholding taxes. The acceptance of any such election by a Participant shall be at the sole discretion of the Committee, and, in the case of a Participant subject to
Section 16 of the Exchange Act, the Corporation may require that the method of making such payment be in compliance with Section 16 and the rules and regulations thereunder.

13. Effective Date and Termination Dates

         The Plan (a) shall be effective as of November 15, 1995, subject to approval by the stockholders of the Corporation and (b) shall terminate ten years later, subject to earlier termination by the Board of Directors pursuant to Paragraph 10.

PROXY                                                                      PROXY

                              CAPMAC HOLDINGS INC.

   Solicited by the Board of Directors for the Annual Meeting of Stockholders

                                   May 7, 1997

         The undersigned Stockholder of CapMAC Holdings Inc. hereby appoints Ram
D. Wertheim and Paul V. Palmer, and each of them, with power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Business Conference Center, 780 Third Avenue, New York, New York, on Wednesday, May 7, 1997 at 9:00 a.m., or at any postponement or adjournment thereof, on the following matters described on the reverse side.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

The Board of Directors Recommends a Vote a FOR All Nominees and FOR Item 2.

1. ELECTION OF DIRECTORS --                          For     Withhold   For All
   For three year terms expiring in 2000 --          All       All       Except
   Nominees: George M. Jenkins, Robert Model,        |_|       |_|         |_|
   Doren W. Russler, John T. Shea and Richard
   C. Yancey.

   ____________________________________________
   (Except nominee(s) written above)

2. PROPOSAL TO RATIFY the selection of KPMG Peat     For     Against     Abstain
   Marwick LLP as the independent accountants for    |_|       |_|         |_|
   the Company and its subsidiaries for the fiscal year ending December 31, 1997.

3. Proposal to approve certain amendements to the
   CapMAC Holdings Inc. 1995 Omnibus Stock Incentive
   Plan, including an amendment to increase the      |_|       |_|         |_|
   number of shares of Common Stock, par value $.01 per share, reserved for grants thereunder.

4. In the discretion of the proxies, the transaction of such other business which may properly come before the meeting, all as described in the Notice of 1997 Annual Meeting of Stockholders.

The Shares Represented By This Proxy Will Be Voted As Directed on Items 1, 2, and 3, But Where No Direction is Indicated Will Be Voted FOR Items 1, 2, and 3.

                                       Dated: ____________________________, 1997

Signature(s)____________________________________________________________________

________________________________________________________________________________
Important: Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized oficer. If a partnership, please sign in partnership name by an authorized person.

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                            ^ FOLD AND DETACH HERE ^

                             YOUR VOTE IS IMPORTANT!

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE